                                                                   EXHIBIT 10.10

Confidential Information

[PREDIX PHARMACEUTICALS LOGO]    PREDIX PHARMACEUTICAL HOLDINGS, INC.
                                            10 K Gill Street
                                            Woburn, MA 01801
                                            Telephone: 781-376-0821

                                                                February 3, 2005

Kim Drapkin
[ADDRESS]

Telephone: [TELEPHONE]

Re: Employment Agreement

Dear Kim:

      This letter is to confirm our understanding with respect to your future employment by Predix Pharmaceutical Holdings Inc. or its parent, subsidiaries or affiliates (the "Company").

      1. Employment.

      The terms and conditions agreed to in this letter shall hereinafter be referred to as the "Agreement." In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

      2. Commencement Date. This offer stands open until February 11, 2005 for the position of Vice President Finance, Chief Financial Officer reporting to me, Michael Kauffman, CEO and President. Predix would like you to start no later than February 22, 2005. Employee will be expected to work Monday through Thursday at the Company Headquarters (in Woburn or other corporate designated location). Employee will be expected to work on Fridays from a location which she deems appropriate.

      3. Employment at Will. Your employment hereunder is terminable by either party "at will." It is entirely voluntary for both parties and either you or the Company may terminate the employment relationship at any time for any reason. No provision of this Agreement shall be deemed to alter the "at will" nature of this relationship.

      4. Compensation. Subject to your acceptance of the position offered to you upon the terms and conditions herein, the Company will provide you with the following compensation:

      (a) Salary. You shall be paid from the Company's payroll. For your services hereunder you shall be paid a base salary of $165,000.00 per year, which shall be paid in accordance with the Company's payroll practices as in effect from time to time, less any amounts required to be withheld under applicable law.

      (b) Sign-On Bonus. Signing Bonus - The Employee shall be entitled to a one time gross signing bonus of thirty five thousand dollars ($35,000.00) payable in the first paycheck after the Employment Start Date.

Confidential Information

      (c) Bonus. You will be eligible to participate in the Company's bonus program which is based on successful achievement of stated corporate goals. Your targeted annual 2004-2005 bonus will be $40,000 prorated for time worked during the corporate year.

      Notwithstanding anything contained herein to the contrary, all bonus payments remain unearned until they become payable in accordance with the Company's standard policies, practices and procedures. All bonus plans may be amended, modified or terminated by the Company at any time.

      (e) Stock Options. Subject to the terms and conditions of the Predix Pharmaceutical Holdings, Inc. Share Option Plan and the execution of an option agreement executed pursuant thereto with the Employee, the Employee shall be granted options to purchase 1,772,020 shares of the Company's stocks which will be vested over four years. All stock option grants are contingent upon approval by the Compensation Committee of the Company's Board of Directors. The exercise price will be the fair market value of the stock. Notwithstanding the foregoing, options shall not be exercisable for any Shares until the date that the Employee has been employed by the Company for a period of one year.

      Additional option grants to purchase company stock may be considered annually based upon your satisfaction of performance criteria to be mutually agreed upon by you and the Company

      5. Employee Benefit Plans. Commencing on your Employment Date, the Company shall provide the Employee with hospitalization, medical and dental insurance options pursuant to terms determined by the Company and its insurer.

      6. Time Off. The Employee shall be entitled to twenty days of paid time off for reasons determined by the employee during each calendar year. Five (5) days of unused "when you need it" (WYN) time may be accrued and carried over into the next year for an annual total not to exceed 25 days. The Employee shall also be entitled to paid vacation on holidays recognized by the Company.

      7. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

      8. Protected Information. As used in this Agreement, the term "Inventions" means all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae, whether or not patentable or copyrightable, including all rights to obtain, register, perfect and enforce these proprietary interests. You shall at all times, both during and after any termination of this Agreement by either you or the Company, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company, disclose or give to others any fact or information which was disclosed to or developed by you during the course of performing services for, or receiving training from, the Company, and which is not generally available to the public, including but not limited to information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, Inventions, or any other scientific, technical, trade or business secret or confidential or proprietary information of the Company or of any third party provided to you during the Term. In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any such information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, you will promptly notify the president of the Company.

Confidential Information

      9. Prohibited Competition.

      (a) Certain Acknowledgments and Agreements.

            (i) You recognize and acknowledge the competitive and proprietary nature of the Company's business operations. You acknowledge and agree that a business will be deemed competitive with the Company if it engages in a line of business in which it performs any of the services, conducts research, or develops, manufactures or sells any products provided or offered by the Company or under development by the Company, or any similar products or products fulfilling the same function, whether or not similar, in the Field of Interest (such business to be referred to as a "competitive business"). The term "Field of Interest" currently means the field of diagnosis, prevention or treatment of diseases or conditions in humans relating to central nervous system and inflammation disorders. You further understand that the Company may expand the definition of its Field of Interest at any time by action of its Board of Directors, which new definition will be binding upon you ten (10) days after written notice to you of such change.

            (ii) You further acknowledge and agree that during the course of performing services for the Company, the Company will furnish, disclose or make available to you confidential and proprietary information related to the Company's business. You also acknowledge that such confidential information to be provided by the Company has been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such confidential information could be used by you or a competitive business to compete with the Company.

      (b) Covenants Not to Compete. During the period in which you are employed by the Company (the "Term") and for a period of two (2) years following the expiration or termination of the Term, whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company:

            (i) for yourself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any competitive business anywhere in the world (the "Restricted Territory"), except that nothing contained herein shall preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed one (1 %) percent of the issued and outstanding securities of any class of securities of such business; or

            (ii) either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services), located within the Restricted Territory; or

            (iii) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason.

      (c) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 8 are reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) the geographical scope of the provisions of this Section 8 is reasonable, legitimate and fair to you in light of

Confidential Information

the Company's need to market its services and sell its products worldwide in order to have a sufficient customer base to make the Company's business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

      (d) Survival of Acknowledgments and Agreements. Your acknowledgments and agreements set forth in this Section 8 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

10. Ownership of Ideas, Copyrights and Patents.

      (a) Property of the Company. You agree that all inventions which you may conceive, reduce to practice or develop during the Term (or, if based on or related to any confidential or proprietary information of the Company, within one (1) year after the termination of such employment), alone or in conjunction with another, or others, whether during or out of regular business hours, and whether at the request or upon the suggestion of the Company, or otherwise, shall be the sole and exclusive property of the Company (the "Company inventions"), that you will promptly disclose all such inventions to the Company, and that you shall not publish any of the Company inventions without the prior written consent of the Company. You hereby assign to the Company all of your right, title and interest in and to all of the foregoing. You further agree to use your best efforts to ensure that none of the Company Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation.

You have attached hereto as Schedule A (i) a list of all inventions in which you have any right, title, or interest as of the date of your execution of this Agreement ("Other inventions"), and (ii) a list of all Other inventions made, conceived, or developed, in whole or in part, by you prior to the date of your execution of this Agreement, and you represent that Schedule A is a complete and accurate list of all Other inventions.

      (b) Cooperation. You agree that you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any of such Company Inventions, including, but not limited to, performing all acts deemed necessary or desirable by the Company (both during and after your employment with the Company) and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such Company Inventions; provided, that, the Company will bear the expense of all such proceedings. You hereby agree that any patent or other legal right covering any Company Invention issued to you personally, shall be assigned by you to the Company without charge by you.

      (c) Works Made For Hire. Without limiting the foregoing, you further acknowledge that all original works of authorship made by you, whether alone or jointly with others within the scope of your employment with the Company and which are protectable by copyright are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. Section 101, as amended, the copyright of which shall be owned solely, completely and exclusively by the Company. If any Company invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. Section 101, as amended, such work shall be owned solely by, or hereby assigned or transferred completely and exclusively to, the Company.

Confidential Information

      11. Disclosure to Future Employers. You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in Sections 8, 9 and 10 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate through the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

      12. Representations Regarding Prior Work and Legal Obligations.

      (a) You represent that you have no agreement or other legal obligation with any prior employer or any other person or entity that restricts your ability to engage in employment discussions with, employment with, or to perform any function for the Company.

      (b) You represent that you have been advised by the Company that at no time should you divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You acknowledge that you have not divulged or used any such information for the benefit of the Company.

      (c) You represent that you have not and will not misappropriate any Other Invention that you played any part in creating while working for any former employer.

      (d) You acknowledge that the Company is basing important business decisions on these representations, and affirm that all of the statements included herein are true.

      13. Records. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, writings, drawings, diskettes, models and other materials or other documents or photocopies of the same in any tangible form whatsoever constituting confidential or proprietary information of the Company, and any of the foregoing in intangible form.

      14. General.

      (a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

      If to the Company:    Predix Pharmaceutical Holdings, Inc.
                            10 K Gill Street
                            Woburn, MA 01801
                            Attention: President & CEO
                            Telephone: 781.376.0821
                            Facsimile: 781.376.0822

      If to you:            To the address set forth on the signature page
                            of this Agreement.

Confidential Information

      All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, te1ecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

      (b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

      (c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

      (d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure there for granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

      (e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

      (f) Benefit. All statements, representations, warranties, covenants and agreements of this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except between the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement, other than any future parent, subsidiary or affiliate of the Company.

      (g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

      (h) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement may be brought solely in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 13(a) hereof.

Confidential Information

      (i) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases ("blue-penciling"), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

      (j) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

      (k) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms or conditions of this Agreement. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach. Nothing in this paragraph shall be construed to limit the remedies for any actual or threatened breach that would otherwise be available to the Company.

      (l) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

      (m) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Confidential Information

Yours very truly,

PREDIX PHARMACEUTICAL HOLDINGS, INC.

/s/ MICHAEL G. KAUFFMAN
----------------------------
Michael G. Kauffman, M.D., Ph.D.
President and CEO

February 8, 2005
----------------
Date

ACCEPTED:

/s/ KIM DRAPKIN
----------------------------
Kim Drapkin

February 5, 2005
----------------
Date

ADDRESS:
[ADDRESS]
Telephone: [TELEPHONE]

- Please sign both originals, keep one copy for your files and return a copy to Chris Wang at Predix Pharmaceuticals along with completed form, F-CHR002.

- Employment Eligibility Documentation (I-9) must be presented to Chris Wang on the first day of employment

Enclosure: Form F-CHR002

                                   SCHEDULE A

                                   INVENTIONS

                               FIRST AMENDMENT TO

                EMPLOYMENT AGREEMENT DATED AS OF FEBRUARY 3, 2005

                                 BY AND BETWEEN

                      PREDIX PHARMACEUTICALS HOLDINGS, INC.

                                       AND

                                   KIM DRAPKIN

This first amendment to the Employment Agreement is executed on the 18th day of May, 2005, by and between Predix Pharmaceuticals Holdings, Inc. (the Company), having principal place of business at 10K Gill Street, Woburn, MA 01801 and Kim Drapkin (Employee), [ADDRESS].

The Employment Agreement shall be amended to replace "Section 3. Employment at Will" in its entirety with the following:

3. Employment at Will. Your employment with the Company is "at-will", which means either you or the Company may terminate the employment relationship at any time, for any or no reason, with or without advance notice. No individual or representative of the Company can change this at-will relationship absent a specific, written contract signed by the Company's President. In addition, no provision of this Agreement shall be deemed to alter the "at will" nature of this relationship.

      (a) Severance Benefits. In the event, however, that your employment is terminated by the Company without "Cause", the Company will provide you with the following:

            (i) six (6) months' salary continuation (the "Salary Continuation Period") at your then current base salary, which shall be paid in accordance with the Company's normal payroll practices then in effect and shall be subject to all applicable federal, state and local withholding, payroll and other taxes;

            (ii) continued participation in the Company's hospitalization, medical and dental insurance programs for the duration of the Salary Continuation Period;

            (iii) any earned bonuses that become due and payable during the Salary Continuation Period, pursuant to the Company's standard policies, practices and procedures governing to the payment of such bonuses; and

      (c) Definition of "Cause". For purposes of this Agreement, termination by the Company shall constitute a termination for "Cause," if such termination is made for any one of the following reasons:

            (i) the failure or refusal by you to render services to the Company in accordance with your obligations under this Agreement or a determination by the Company that you have inadequately performed the duties of your employment;

            (ii) disloyalty, gross negligence, dishonesty, breach of fiduciary duty or breach of the terms of this Agreement or other agreements executed in connection herewith;

            (iii) the commission by you of an act of fraud, embezzlement or deliberate disregard of the rules or policies of the Company or the commission by you of any other action which materially injures the Company;

            (iv) acts which would tend to generate adverse publicity toward the Company;

            (v) the conviction, or plea of nolo contendre, by you of a felony;
or

            (vi) the commission of an act which constitutes unfair competition with the Company or which induces any customer or client of the Company to breach a contract with the Company.

In the event of a termination for "Cause" pursuant to the provisions of clauses
(i) through (vi) above, inclusive, you shall be entitled to no payments, salary continuation, benefits continuation, severance or other benefits, except for earned but unpaid base salary to the extent such base salary has accrued through your termination date.

All other terms and conditions of the Employment Agreement remains the same.

IN WITNESS WHEREOF, the Company and Employee have each caused this Amendment to be duly executed in their respective names.

The Company:                           Employee:

PREDIX PHARMACEUTICALS HOLDINGS, INC.      KIM DRAPKIN

By: /s/ MICHAEL G. KAUFFMAN                By: /s/ KIM DRAPKIN
    ---------------------------------          -----------------------------

Title: Chief Executive Officer             Title: Chief Financial Officer

Date: June 1, 2005                         Date: May 25, 2005